CSW Energy, Inc.
                        Consolidated Statement of Income
                 For the Twelve Months ended September 30, 1998        Exhibit C
                                   (Unaudited)
                                    ($000's)


OPERATING REVENUE
   Equity in income from energy projects              $  14,038
   Elecricity and Thermal Revenues                       80,741
   Operation and maintenance services                     5,623
   Other                                                  4,375
                                                      ---------
         Total operating Revenue                        104,777

OPERATING EXPENSES
   Salaries, wages, and benefits                          6,669
   Fuel expense                                          51,099
   Operation and maintenance services                    20,255
   General and administrative                            12,046
                                                      ---------
         Total operating expenses                        90,069
                                                      ---------

Income from Operations                                   14,708

OTHER INCOME (EXPENSE)
   Interest income                                       32,225
   Interest expense                                     (39,368)
   Other, net                                               201
                                                      ---------
         Total other income (expense)                    (6,942)
                                                      ---------

INCOME BEFORE INCOME TAXES                                7,766

PROVISION FOR INCOME TAXES                                3,015
                                                      ---------

         Net income (loss)                            $   4,751
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